Exhibit 99.2
Philip Morris International Inc.
2020 Fourth-Quarter Conference Call
February 4, 2021

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2020 fourth-quarter and full-year results. You may access the release on www.pmi.com.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures and additional heated tobacco unit market data are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products.

Comparisons presented on a "like-for-like" basis reflect pro forma 2019 results, which have been adjusted for the deconsolidation of our Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019. Please also note that growth rates presented on an organic basis reflect currency-neutral underlying results and "like-for-like" comparisons, where applicable.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

(SLIDE 4.)

Please also note the additional Forward-Looking and Cautionary Statements related to COVID-19. In addition, please be aware that today's remarks and question and answer session will focus on the performance in 2020 and the outlook for 2021. We plan to address the outlook beyond 2021 at our virtual Investor Day next week on February 10.

It’s now my pleasure to introduce Emmanuel Babeau, our Chief Financial Officer. André Calantzopoulos, our Chief Executive Officer, and Jacek Olczak, our Chief Operating Officer, will join for the question and answer session. Emmanuel.

EMMANUEL BABEAU

(SLIDE 5.)

Thank you, Nick, and welcome, ladies and gentlemen. I hope everyone listening to the call is safe and well.

Our business delivered a robust performance in 2020, despite the unprecedented challenges of the global pandemic.

Most impressive was the continued strong growth of IQOS, which made up over 10% of our volumes and almost one quarter of our net revenues for the year. The daily consumption of HTUs by IQOS users saw minimal impact from social restrictions, and despite significant constraints, we were able to continue acquiring new users, in-switching from cigarettes, at a very good pace to reach a total of 17.6 million, of which 12.7 million have switched to IQOS and stopped smoking. HTU shipment volumes grew 28% compared to the prior year, with record market shares in key IQOS geographies in Q4. Moreover, 10 markets exited 2020 with double-digit national share in December.

Our rate of user acquisition was again strong in Q4, propelled by the increasing sophistication of our digital commercial model and the positive word-of-mouth effect from this increasing prominence, despite tighter restrictions in a number of markets.

The most significant pandemic-related headwinds we faced were in the combustible business, with the highest impact in Duty-Free and Southeast Asia, where we also faced additional challenges in Indonesia due to the excise tax structure. The least impacted Region was the EU. While the timing and duration of the recovery remains uncertain, we expect a rebound in industry volumes over the next 1-2 years as the pandemic recedes.

Despite these challenges, our operating margins were again significantly ahead in the fourth quarter and the full year. This reflects the increasing weight and profitability of IQOS, and the delivery of our 3 year cost efficiency target one year ahead of schedule, which also enables reinvestment in the business. This drove excellent EPS growth and cash generation, where we also exceeded our prior targets.

From a product standpoint, we broadened our smoke-free portfolio with a wider range of consumables, such as HEETS Dimensions and Fiit, and the launch of IQOS VEEV in e-vapor, and LIL in heat-not-burn.

We also continued to make good progress around the world on the recognition of the positive impact of switching smokers to scientifically substantiated RRPs. The FDA's Modified Risk Tobacco Product authorization of a version of IQOS was a major milestone in this regard. This was also followed by the pre-market authorization of the IQOS 3 device in December.

(SLIDE 6.)

Turning to the headline numbers, our full-year net revenues declined by 1.6% on an organic basis. This was an exceptionally resilient performance, in the context of the pandemic. We estimate that Duty Free, net of partial volume recapture in local markets, and Indonesia alone were a mid-single digit drag on our top line growth. Despite these factors, we saw strong organic growth of 6.9% in our net revenue per unit, driven by the increasing weight of IQOS in our sales mix.

Combustible tobacco pricing was 3.7%, reflecting solid pricing in many markets, partially offset by headwinds in Indonesia. Excluding Indonesia, combustible pricing was around 6%.

Despite the decline in organic net revenues and combustible volumes, our adjusted operating income margin increased by 240 basis points on an organic basis. This reflects the positive impact of IQOS on both our gross margin and the ratio of SG&A to net revenues, which I'll come back to. The resulting 7.0% adjusted diluted organic EPS growth exceeds our previous guidance of around 6%, and also reflects a strong end to the year in Japan.

(SLIDE 7.)

This brings me on to the fourth quarter, which had very similar dynamics to the full year. Organic net revenues declined by 3.5%. While a significant improvement from the decline of almost 10% in Q2, continued weakness in Indonesia and Duty-Free, and a lower total market in the Philippines, including price increase effects, more than offset a strong performance from IQOS.

Our net revenue per unit again increased solidly by 5.2% due to the same factors as the full year. Our adjusted operating income margin expanded by 200 basis points to deliver 7.4% adjusted diluted EPS growth, all on an organic basis.

(SLIDE 8.)

Before we turn back to the full year, I will now expand on the strong underlying Q4 dynamics in a little more detail.

Our HTU shipment volumes continued to show strong growth and reached a record 21.7 billion units -- driven by the EU Region, Japan and Russia.

In Japan, the industry was weak as expected, as consumer and trade de-loading following the October tax-driven price increase led to a 13% decline in the total tobacco market, including cigarillos. We outperformed this trend significantly as a strong finish for IQOS offtake and share gave rise to higher shipments for both in-quarter sell-out and to provide appropriate inventories for a strong expected start to 2021.

With social restrictions starting to tighten toward the end of the quarter in a number of markets in response to a second wave of the pandemic, combustible volumes and revenues saw some impact from reduced mobility and social occasions; albeit to a significantly lesser degree than the second quarter. Nonetheless, the strength of the IQOS business enabled the EU, Eastern Europe and East Asia & Australia Regions to deliver mid-single digit top-line growth.

Elsewhere, the continued challenges in Indonesia and Duty-Free against a tough comparison, and a lower total market in the Philippines in the immediate aftermath of a price increase, weighed on revenue growth. Despite the ongoing restrictions in many markets in the first quarter of 2021, and a tough prior year comparison, we expect better top-line performance, which I'll come back to later.

(SLIDE 9.)

Let me now go into the drivers of our 2020 margin expansion, starting with gross margin, which expanded by 200 basis points on an organic basis. This is driven by multiple levers. First, our ongoing transformation is delivering an increasing mix of IQOS consumables in our business. Second is pricing on combustibles. Third, is our focus on overall manufacturing and supply chain productivity which compensated for lower combustible volumes, exacerbated by impact of the pandemic, in addition to inflation, investments and extraordinary COVID-related costs in our supply chain.

(SLIDE 10.)

Gross margin expansion was augmented by our focus on SG&A efficiencies, with our adjusted marketing, administration and research costs 40 basis points lower as a percentage of net revenues, on an organic basis. This reflects the ongoing digitalization and simplification of our business processes, including our IQOS commercial engine, and more efficient ways of working.

(SLIDE 11.)

A clear focus on cost efficiencies allows us to improve profitability while continuing to invest in the growth of IQOS. I am very pleased to report that we have already achieved our 2019-21 target of over $1 billion in annualized gross savings in only 2 years, with $1.1billion delivered by the end of 2020. Over two-thirds of these savings came from manufacturing and supply chain productivity and device costs, where our focus on efficiency, quality and footprint more than offset inflation, supply chain investments, extraordinary COVID-related costs and the effect of lower combustible volumes.

The remainder came from commercial efficiencies and G&A costs. Importantly, these savings do not include those resulting from the pandemic, such as reduced travel and the necessary shift of consumers to digital channels. Between higher manufacturing costs and SG&A savings such as these, we estimate a net efficiency of around $150m due to COVID effects. We plan to elaborate further on our cost initiatives, and their fueling of IQOS growth, at next week's investor day.

(SLIDE 12.)

The strong uplift in our profitability and excellent earnings growth allowed us to deliver nearly $10 billion in operating cash flow for the year, well above our expectation of at least $9 billion. This represents 3.5% like-for-like, ex-currency growth and also reflects ongoing working capital initiatives, an impressive performance in a year with significant disruption to global supply chains.

Our capital expenditures amounted to $0.6 billion, below our historic run rate. Significant improvements in manufacturing performance have translated into lower ongoing requirements, however, we also benefited from the timing of certain investments and expect capex of around $0.8 billion in 2021.

Aside from reinvesting in the business, the primary use of cash is on returns to shareholders and we raised the quarterly dividend this year to an annualized rate of $4.80 per share. Capital allocation is another topic we will cover at investor day.

(SLIDE 13.)
I turn now to industry volumes, which declined by around 6% in 2020, excluding the U.S. and China. This compares to the historic average of a 2-3% decline; we estimate the 3-4% difference is almost entirely attributable to the effects of the COVID pandemic on the combustible category. As is evident in our results, the smoke-free category has displayed remarkable resilience, reflecting its convenience and suitability for different use occasions.

As we have covered in prior quarters, lower daily consumption in combustibles has been driven by two main factors; first, the reduction in usage occasions during confinement, especially in markets with a large amount of daily wage workers; and second, the reduced amount of social occasions due to the closure of hospitality settings, and restrictions on social gatherings. Duty Free also remains depressed, in line with global travel.

We have seen a partial recovery in daily consumption since the most severe period of reduced mobility in Q2, and we expect a gradual improvement as the pandemic recedes. As we all know, there remains considerable uncertainty on the speed, shape and timing of exiting the pandemic - and at present many countries are experiencing a serious resurgence in infections. However, based on our recent experience with renewed lockdown situations, we do not expect to see a repeat of the severe drop in consumption of Q2, 2020. However, it is uncertain if any rebound will occur this year, so we assume the historic average decline of 2-3% to be the floor for industry trends in 2021. I'll come back to this when discussing guidance assumptions.

(SLIDE 14.)

Turning to our volume performance, weak combustible industry volumes were compounded by our exposure to Indonesia and Duty-Free, and the over-indexing of our premium portfolio to social consumption occasions. It follows that as the pandemic recedes, we should see a better dynamic in our market share, and I'll come to this point shortly. As expected, quarterly fluctuations in inventory levels were evened out over the year with no significant difference between our IMS and shipments.

(SLIDE 15.)

The clear highlight in our volume performance was the shipment of 76.1 billion HTUs in 2020. This was just above the upper end of our previously communicated 75-76 billion range and represents 28% growth over the prior year. HTU net revenues increased by 33% on an organic basis, partly reflecting positive mix. We remain well on track to deliver on our target of 90-100 billion units this year, and we will have more to say on the outlook beyond 2021 next week.

(SLIDE 16.)

This strong performance from IQOS means that heated tobacco units made up over 10% of our total shipment volume in 2020, and over 12% in the fourth quarter, as compared to approximately 8% in the year of 2019, and 5% in 2018. We continue to expect this proportion to grow over time as the positive momentum on IQOS continues, providing a powerful driver of revenue and margin growth.

(SLIDE 17.)

Our sales mix is changing rapidly. Smoke-free products made up 26% of our total net revenues in the fourth quarter. IQOS devices accounted for approximately 7% of the $6.8 billion of RRP net revenues for the full year, mainly due to a naturally lower ratio of new users to existing users, longer replacement cycles and geographic mix. In some geographies we still sell a substantial amount of the lower-priced original IQOS 2.4+ device, and we have now introduced LIL SOLID in Eastern Europe.

(SLIDE 18.)

Focusing now on our total international market share, our volume share increased by 0.2 points before the impact of Duty Free cigarettes and Indonesia. This was driven by higher share for heated tobacco units, which increased by 0.8 points to reach 3.0%, only partly offset by lower share for cigarettes.

In key markets where IQOS has a meaningful presence, our share increased with very few exceptions. However, our total international market share was negatively impacted by Duty Free and Indonesia.

Marlboro remains by far the world's leading brand with 9.5% share of cigarettes in 2020. However, in many markets, it over-indexes to social consumption occasions, which are naturally lower during COVID-related restrictions. Indeed, we saw aggregate Marlboro share movements track pandemic developments over the course of the year, and expect its recovery to have a similar trend.

In terms of value share, i.e. our share of total industry net revenues excluding the U.S. and China, which is more closely related to financial performance, we estimate to be significantly above our volume share, given the premium positioning of Marlboro and IQOS. We expect our value share to grow strongly in 2021, driven by IQOS.

(SLIDE 19.)

I turn now to Indonesia. After a difficult 2020, we enter 2021 with a sequentially stable share trend, supported by our leadership of the hand-rolled kretek segment, which is growing again.

New excise duty rates will come into force on February 1, with a weighted average increase of around 13% for our portfolio over 2021. This is broadly in line with the average annual increase prior to 2020, and for PMI is a lower average increase than the industry given our over-indexing to hand-rolled kreteks, where excise rates are unchanged. Given this higher-margin segment, which supports significant employment in Indonesia, is both lower-priced and less taxed than machine-made products, we expect a tailwind for our market share and financial performance over the coming year.

Despite the negative consequences for government revenues, there has not yet been a significant move to level the playing field between the tier one and below-tier one segments. We remain hopeful that the government will address this issue over time.

With respect to the minimum retail selling price, enforcement continues to progress slowly given mobility constraints. However, we expect the impact on the market is now likely to be more limited. The large majority of the industry is now above minimum levels, and with no change in the minimum price in 2021, the pass-on of new excise rates would move the remainder of the industry above compliant levels.

We also saw a flattening in the growth of the below-tier one segment in the fourth quarter, and a gradual improvement in our shipment volumes. As in many other markets, daily consumption improved since Q2 but is still below pre-pandemic levels, and remains sensitive to social restrictions.

Indonesia was a material drag on our 2020 financial results. While there remains much work to be done on the excise structure, and ongoing uncertainty with the regard to the pandemic, for 2021 we expect a much less negative industry volume trend, a better market share outlook and a much smaller impact on our overall performance.

(SLIDE 20.)

For the total international cigarette category, we assume a rebound over 2021-22 as the negative impacts of COVID on daily consumption reverse. The fundamentals of the category also remain intact, including price elasticities, which we estimate at around -0.4 on a global average basis.

With regard to our combustible portfolio, investment levels remain adequate; however, incrementally more may be needed in the immediate aftermath of COVID. We will continue investing in the brand equity of Marlboro, which remains by far the world's leading brand. Given the economic environment, the management of price gaps and growing our share of the low-price segment will also be a focus.

Pricing in combustibles remains an important driver of performance, and while the carry-over effects of COVID may impact our 2021 variance, the pricing power of our portfolio remains strong. Additionally, as HTU volumes grow, this pricing power increases due to the higher price productivity on HEETS and our other HTU brands. I would also highlight that pricing is no longer the sole driver of our top-line growth, with the increasing weight of IQOS in our sales mix generating significant growth in our average selling price.

(SLIDE 21.)

I move now to IQOS performance. We estimate that there were 17.6 million legal-age IQOS users as of December 31. This represents the addition of around 1.2 million adult users since the end of the third quarter and over 4 million in 2020. We have notably seen user acquisition accelerate through the second half of the year, despite renewed pandemic-linked restrictions in the fourth quarter in a number of markets. Our accelerated pivot to digital and remote engagement, combined with strong momentum for the IQOS brand, is paying off.

We further estimate that 72% of this total -- or 12.7 million adult smokers -- have switched to IQOS and stopped smoking, with the balance in various stages of conversion.

This again reflects widespread user growth momentum across all key IQOS geographies, including the EU Region, Japan and Russia. As our user base expands in markets such as Japan and Russia, we are increasingly enriching our offer and segmenting the category with new products and more price points.

The addition of LIL SOLID in Russia and Ukraine in the second half helped us to reach a broader range of legal-age smokers in these markets and bring them in to the smoke-free category, though at this early stage the number of users acquired through the purchase of a LIL device is immaterial in the context of our user base.

As we have said previously, we plan to bring more exciting innovation from IQOS in the coming quarters, which we will elaborate on further next week.

(SLIDE 22.)

In the EU Region, fourth-quarter share for HEETS reached a record 5.0% of total cigarette and HTU industry volume. As shown on this slide, this reflects strong sequential and year-over-year growth in IMS volumes. I draw your attention to the contrast between the consistent sequential growth in IMS, and the progression in sequential quarterly share which can be distorted by the seasonality of the combustible market, in addition to other fluctuations linked to the pandemic, such as border closures and other social restrictions. It follows that 2021 and future years are also likely to see underlying share gains accentuated in the winter months, with the converse dynamic in Q2 and Q3.

This excellent performance reflects strong growth in Italy, exiting the year with 10% share, with the large majority of user acquisition coming organically as the increasing awareness and prominence of the product builds its own momentum. Germany and Poland were also strong contributors. We added a further 0.6 million IQOS users in the fourth quarter to reach 5.2 million, a continuation of recent strong performance.

(SLIDE 23.)

In addition, we saw further progress in Spain and in the UK where both national and London HEETS offtake shares continue to grow, with the latter reaching almost 4% in the quarter. We show here select key cities which demonstrate the strong traction of IQOS, and the excellent potential for national shares across the Region. I also refer you to the appendix where we show shares for key EU markets and global key cities.

(SLIDE 24.)

Strong performance continued in Russia, with our HTU share up by 2.2 points to reach a record 7.2% in Q4. As with the EU Region, we highlight the effects of the seasonality in the combustible category on quarterly shares. The seasonal fluctuations in Russia can be significant, and we urge you to bear this in mind when reading our quarterly results in the future.

A notable success in the latter part of the year was the expansion of our product portfolio with LIL SOLID and Fiit consumables to cater to a broader range of adult smokers across the socio-economic spectrum. In both Russia and Ukraine, the majority of consumers purchasing a LIL device are new users, with this incrementality contributing to an acceleration in user acquisition, with high levels of conversion in line with IQOS. The volume of Fiit consumables sold is broadly commensurate with LIL device ownership, and at this early stage of commercialization both are small in the context of the IQOS business in these markets. However, while we have successfully uptraded many legal-age smokers in the medium price segment to IQOS, this bodes well for our ability to reach consumers in certain markets in the medium and below price segments for whom purchasing power may be a barrier to entering the category.

(SLIDE 25.)

The IQOS brand also resonates strongly across the Eastern Europe Region. Rapid growth and excellent market shares are testament to our agile commercial model and the consumer appetite for smoke-free alternatives, even in markets with lower purchasing power, and again serve as very encouraging indicators for the continued progression of our national market shares.

(SLIDE 26.)

In Japan, our total reported share for heated tobacco units reached 22.1% in the fourth quarter, supported by line extensions for both Marlboro HeatSticks and HEETS such as the recent launch of Marlboro Black Menthol.

On a more representative total tobacco basis including cigarillos and adjusted for trade inventory movements, the share for our HTU brands increased by 2.9 points versus the prior year quarter, and by 1.2 points sequentially, to 20.0%. Both HEETS and Marlboro HeatSticks grew market share following the October price increase, highlighting the strength of our price-tiered portfolio. We are especially pleased by our Q4 offtake share in Tokyo which reached the milestone of 25% in December.

Q4, 2020 adjusted in-market sales volumes for our HTU brands grew 0.6% sequentially, which we regard as a strong performance given the pull-forward of consumer offtake into Q3 before the price increase. The overall heated tobacco category made up over 27% of the total tobacco market in Q4, with IQOS maintaining its high share of segment.

(SLIDE 27.)

We are especially pleased by our Q4 offtake share in Tokyo which reached the milestone of 25% in December. A very similar picture is seen in key cities across Japan, including Sendai. The Korean market has specific challenges around consumer misperceptions of the category, and while we continue working to address these issues, it's notable that Kuala Lumpur in Malaysia has already overtaken Seoul in market share terms, crossing double-digits in the third quarter.

(SLIDE 28.)

In addition to strong growth in existing markets, the geographic expansion of IQOS continues. We leveraged our digital capabilities to launch in 3 new markets: Estonia, Kuwait and the Maldives. This takes the total number of markets where IQOS is available for sale to 64, of which over half are outside the OECD.

(SLIDE 29.)

We continue the commercialization of IQOS VEEV, our new e-vapor product, with the first EU market launch in the Czech Republic in December. This follows lead market New Zealand in August 2020, and we will continue to enter new markets over 2021, including Italy and Finland in the coming weeks.

As we have said previously, the commercial infrastructure of IQOS allows us to deploy efficiently and at scale. Both the VEEV device and the consumables will be premium-positioned. We also place great importance on efforts to guard against youth access for all our products. As we roll out IQOS VEEV, we will be testing age verification technology in select markets.

(SLIDE 30.)

Switching now to sustainability, I want to again emphasize that our corporate strategy and our sustainability strategy are deeply aligned. ESG issues are business issues that serve as input to our long-term strategy, and sit at the core of our mission.

Despite the unprecedented challenges of the global pandemic, we have not deviated from our efforts to be a more sustainable company and we achieved a number of key milestones in 2020.

By replacing cigarettes with less harmful alternatives, we can significantly reduce the negative impact our products have on the health of our consumers. That’s why the core of our strategy focuses on addressing the impact of P (Product), the first and most critical pillar of our approach to sustainability. This is what differentiates our company and highlights our unique value proposition, as the final piece of our 'ESG + P' framework. Phasing out cigarettes remains our focus, and in 2020 we estimate a further 4.1 million legal-age smokers entered the smoke-free category with IQOS, with a total of 12.7 million now switched and stopped smoking.

We also show here some recent notable achievements across ESG, which we will come back to in more detail at investor day.

While there remains much work to do, we believe our transparency and detailed approach to sustainability materiality and disclosure makes PMI an excellent example of impact, which we are achieving through carefully embedding sustainability into business, and understanding it as an opportunity for innovation and growth; including our pioneering role in tobacco harm reduction. In other words, our transformation is a unique sustainability story, another topic we will return to next week.

(SLIDE 31.)

I will now turn to guidance for 2021, where we expect a significant recovery. The main unknown is the speed and shape of the global exit from the pandemic. While COVID was clearly disruptive to our performance in 2020, it is not yet over and we must factor this uncertainty into our outlook for the coming year. With the roll-out of vaccines just starting and lockdown measures currently in place across many markets, we do not assume any meaningful change in the first quarter, where we also face an unfavorable 'pre-COVID' prior year comparison. Looking beyond this, there are clearly a range of outcomes and we are reflecting this by providing a range for our assumed organic growth in net revenues and EPS. These ranges assume that even in the event of prolonged restrictions, we will not see a return to the depressed consumption levels of Q2, 2020, which is consistent with our observations of a less severe impact in the second wave.

For Duty Free, a rebound in global travel is likely to lag the improvement of in-country mobility. Our guidance assumes no meaningful recovery in Duty Free this year.

Despite this assumption, we expect organic net revenue growth in the range of 4% to 7%, and organic adjusted diluted EPS growth of 9% to 11%, or 14% to 16% in dollar terms. This tighter range for EPS reflects the likely higher levels of growth investments in the event of a faster recovery, and thus our assumption is for at least 150 basis points of margin expansion in all scenarios within the range. This reflects the ongoing positive mix effect of IQOS in our business, and the accretion of cost efficiencies net of continued growth investments.

This projected organic EPS growth, including an estimated favorable currency impact of approximately 25 cents at prevailing rates, translates into an adjusted diluted EPS range of $5.90 to $6.00. This guidance does not assume share repurchases.

This guidance also assumes the achievement of our 3 year HTU shipment volume target of 90 to 100 billion units.

(SLIDE 32.)

Coming to some of the other key assumptions underpinning this guidance, we expect a total industry volume progression of flat to -3% depending on the speed and shape of recovery from the pandemic.

We expect to outperform the industry trend, driven by the share gains of IQOS, with a resulting PMI volume forecast of +1% to -2%.

This also incorporates a manageable excise outlook, including a positive structural change in Turkey, an above-average increase in Russia and the increase in Indonesia, in line with historic averages.

As I mentioned earlier, our combustible pricing power remains strong. However, given 2020 carry-over effects -- notably in Indonesia -- and the immediate aftermath of the COVID crisis, we assume combustible pricing of 2-3% in 2021, or around 4% excluding Indonesia. As in 2020, the biggest driver of our top-line growth is likely to be the higher weight of the IQOS business, which has significantly higher average net revenue per unit.

As laid out in this morning's press release, we assume that our full-year effective tax rate will be around 22%, and assume that operating cash flow will grow strongly to around $11 billion, at prevailing exchange rates and subject to working capital requirements. As I already mentioned, we assume capital expenditures of around $0.8 billion.

(SLIDE 33.)

Let me now spend a moment on the expectations for the first quarter. Our organic net revenues are likely to be around stable to slightly down as we lap a strong Q1, 2020, which benefited from inventory build-up in March as the pandemic began to spread in many markets, in addition to being a largely COVID-free quarter.

This incorporates continued strong year-on-year growth in the shipment and IMS volumes of HTUs. Due to normal seasonal patterns and the lower number of selling days in Q1, we expect these volumes to be sequentially stable to slightly below Q4, 2020. We also expect strong sequential HTU share gains on both an underlying and reported basis compared to Q4, noting the seasonal factors in the combustible market I already mentioned.

We expect strong margin progression in Q1 primarily due to the positive mix effect of IQOS, and the effect of the cost efficiencies realized in 2020. We believe this should result in an organic adjusted diluted EPS growth of around 8%, which equates to around $1.40, including an estimated 9 cent favorable currency impact, at prevailing rates.

Looking beyond the first quarter, it will come as no surprise that the easier comparison in Q2 should enable higher-than-average year-over-year growth in volumes and net revenues.

(SLIDE 34.)

To conclude, our results were stronger than expected, with 7% organic EPS growth delivered in the tumult of 2020.

We are building a business through IQOS to deliver superior and sustainable growth over the coming years. The continued momentum of IQOS through the challenges of the pandemic demonstrates these structural growth characteristics. We are also committed to maintaining the strong leadership and competitiveness of our combustible business.

We have a number of levers for growth in our top and bottom lines. First, the powerful mix effect of IQOS. Second, pricing, which remains important for combustibles and, where appropriate, for RRPs. Additionally, efficiencies in our manufacturing, supply chain and SG&A costs are further levers as we continue to hone our business model.

Moreover, with the launches of the IQOS VEEV and LIL products we are broadening and stepping up our product offer and innovation in 2021. You can also expect us to bring further exciting innovation to our IQOS heat-not-burn platform.

As I mentioned, sustainability is at the heart of our smoke-free strategy and we continue to work tirelessly to further our mission.

Our organization demonstrated extraordinary resilience this year, coping and growing admirably through one of the most challenging periods in recent history. At the same time, our business continues to transform, incorporating and leveraging new skills and capabilities.

In short, we look forward with confidence, and we will expand on these topics further at our virtual Investor Day on February 10. We look forward to seeing you there.

(SLIDE 35.)

Thank you. André, Jacek and I are now happy to answer your questions.

Q&A SESSION

(SLIDE 36.)

ANDRE CALANTZOPOULOS (CLOSING REMARKS AFTER Q&A)
Thank you for joining us today. We came through a tumultuous year in 2020 with robust results, and now look forward to a significant recovery in 2021. IQOS continues to grow strongly, with excellent momentum, and we expect a rebound in cigarette volumes over the next 1-2 years. We look forward to sharing more with you on our long-term growth prospects and strategy next week.

NICK ROLLI

That concludes our call today. If you have any follow-up questions, please contact the Investor Relations team. I remind you that our virtual investor day is next Wednesday February 10, starting at around 8.30am Eastern Time and concluding at approximately 1.30p.m. You can register for the webcast via our website at www.pmi.com/2021InvestorDay. Thank you again and have a nice day.